Exhibit 99.1

InfuSystem Holdings, Inc. 3851 W. Hamlin Road Rochester Hills, MI 48309 248-291-1210

CONTACT:	Joe Dorame, Joe Diaz & Robert Blum Lytham Partners, LLC 602-889-9700
InfuSystem Reports Third Quarter 2024 Financial Results
Record Net Revenues of $35.3 million Representing 11% Growth from the Prior Year
Net income of $1.8 million, an increase of 162%
Adjusted EBITDA (non-GAAP) margin expanded by 2.8% to 22%
Reaffirms Full-Year 2024 Guidance
Rochester Hills, Michigan, November 7, 2024 – InfuSystem Holdings, Inc. (NYSE American:INFU) (“InfuSystem” or the “Company”), a leading national health care service provider, facilitating outpatient care for durable medical equipment manufacturers and health care providers, today reported financial results for the third quarter ended September 30, 2024.
2024 Third Quarter Overview:
•Net revenues totaled $35.3 million, an increase of 11% vs. prior year.
◦Patient Services net revenue was $20.8 million, an increase of 8% vs. prior year.
◦Device Solutions net revenue was $14.5 million, an increase of 15% vs. prior year.
•Gross profit was $19.0 million, an increase of 22% vs. prior year.
•Gross margin was 53.9%, an increase of 5.0% vs. prior year.
◦Patient Services gross margin was 66.0%, an increase of 4.6% vs. prior year.
◦Device Solutions gross margin was 36.7%, an increase of 6.7% vs. prior year.
•Net income increased 162.3% to $1.8 million, or $0.08 per diluted share vs. prior year net income of $0.7 million, or $0.03 per diluted share.
•Adjusted earnings before interest, income taxes, depreciation, and amortization (“Adjusted EBITDA”) (non-GAAP) was $7.9 million, an increase of 27% vs. prior year.
•Adjusted EBITDA (non-GAAP) margin increased 2.8% to 22.3% vs. 19.5% prior year.
•Net operating cash flow was up 91% to $12.5 million, as of September 30, 2024.
•Company liquidity totaled $46.9 million, as of September 30, 2024.
Management Discussion

Richard DiIorio, Chief Executive Officer of InfuSystem, said, “Our third quarter financial results reflect the forecasted acceleration in our business in the second half of the year. We saw significant growth in both our top- and bottom-line results, accompanied by strong cash flow. The record revenue of $35.3 million which represents organic growth of 11% was driven by strong growth in our oncology and rental businesses, and ramping revenue in wound care third-party payer revenues. Our cash flow from operations in the quarter was very strong coming in at $9.8 million and was used to pay down debt and repurchase stock as part of our repurchase program.”

“During the quarter, we entered into two new strategic partnerships. In August, we issued a press release announcing the new distribution agreement with Smith+Nephew for negative pressure wound therapy. In September, we announced that SI Healthcare Technologies, our joint venture with Sanara MedTech, became the exclusive distributor of the Chemo Mouthpiece®, an oral cryotherapy device with FDA 510(k) clearance, that will be marketed to approximately 3,000 cancer centers in the United States. Each of these opportunities will help drive growth going into 2025.”

“Our core businesses, oncology and equipment rentals and sales, continue to grow and deliver strong operating returns as we pursue and ramp our major strategic initiatives in wound care and biomedical services. Our momentum is strong and we are excited about the future of InfuSystem. I am immensely proud of our team, as these results are a testament to their dedication, execution, and unwavering commitment to our patients and the inherent strength of our business,” concluded Mr. DiIorio.
2024 Third Quarter Financial Review
Net revenues for the quarter ended September 30, 2024 were $35.3 million, an increase of $3.4 million, or 10.7%, compared to $31.9 million for the quarter ended September 30, 2023. The increase included higher net revenues for both the Patient Services and Device Solutions segments.
Patient Services net revenue of $20.8 million increased $1.5 million, or 7.7%, during the third quarter of 2024 compared to the prior year period. This increase was primarily attributable to additional treatment volume and increased third-party payer collections totaling $2.4 million, offset partially by $1.0 million lower revenue from sales-type leases of NPWT pumps. The improved volume and collections benefited Oncology revenue by $1.8 million or 10.7%, Pain Management revenue by $0.2 million, or 14.3%, and Wound Care treatment revenue by $0.5 million, or 219%. Sales-Type Lease revenue of NPWT pumps, which had a tough comparison to an unusually strong prior year amount, decreased by $1.0 million.
Device Solutions net revenue of $14.5 million increased $1.9 million, or 15.2%, during the third quarter of 2024 compared to the prior year period. This increase included increased medical equipment sales of $1.1 million, or 89.5%, and higher rental revenue totaling $0.7 million, or 16.0%. Higher medical equipment sales were due to a large sale to an existing rental customer and reflects how timing for large contracts can vary from quarter-to-quarter. The increases in rental revenue was mainly attributable to a new customer added during the 2024 second quarter.
Gross profit for the third quarter of 2024 of $19.0 million increased by $3.4 million, or 22.0%, compared to the third quarter of 2023. This increase was due to the increase in net revenues and by a higher gross profit percentage of net revenue ("gross margin"). Gross margin was 53.9% during the third quarter of 2024 compared to 48.9% during the prior year period, an increase of 5.0%. Gross profit and gross margin were each higher in both the Patient Services and Devices Solutions segments.
Patient Services gross profit was $13.7 million during the third quarter of 2024, representing an increase of $1.9 million, or 15.8%, compared to the prior year period. The increase reflected the higher net revenue and higher gross margin, which increased from the prior year by 4.6% to 66.0%. The increase in gross margin reflected increased third-party payer collections, favorable gross margin mix and improved coverage of fixed costs from higher net revenue. The favorable gross margin mix was mainly related to the decrease in revenue related to NPWT equipment leases which had lower average gross margin than other Patient Services revenue categories.
Device Solutions gross profit during the third quarter of 2024 was $5.3 million, representing an increase of $1.6 million, or 41.2%, compared to the prior year. This increase was due to the increase in net revenue and an increased gross margin. The Device Solutions gross margin was 36.7% during the current quarter, which was 6.7% higher than the prior year period. The increase was due to favorable sales mix involving higher margin products including rental revenue and sales of used medical equipment.
Selling and marketing expenses were $2.8 million for the third quarter of 2024, representing an increase of 1.0%,compared to the prior year. Selling and marketing expenses as a percentage of net revenues decreased to 7.8% compared to 8.5% in the prior year period. This decrease reflected a reduction in sales team members and improved coverage of fixed costs from higher net revenues.
General and administrative ("G&A") expenses for the third quarter of 2024 were $12.8 million, an increase of $1.8 million, or 16.8%, from the third quarter of 2023. This increase included increased stock-based compensation expenses of $0.2 million, increased accrued incentive compensation totaling $0.3 million, an increase in accrued bad debt expense of $0.2 million and $0.3 million of expenses not incurred in 2023 related to a project to upgrade the Company's information technology and business applications. Other increased expenses totaling $0.8 million were associated with revenue volume growth including the cost of additional personnel, information technology and general business expenses and included inflationary increases.

G&A expenses as a percentage of net revenues for the third quarter of 2024 increased to 36.2% from 34.3% for the prior year period.

Net income for the third quarter of 2024 was $1.8 million, or $0.08 per diluted share, compared to net income of $0.7 million, or $0.03 per diluted share, for the third quarter of 2023.
Adjusted EBITDA, a non-GAAP measure, for the third quarter of 2024 was $7.9 million, or 22.3% of net revenue, and increased by $1.7 million, or 26.6%, compared to Adjusted EBITDA for the same prior year quarter of $6.2 million, or 19.5% of prior period net revenue.
Balance sheet, cash flows and liquidity
During the nine-month period ended September 30, 2024, operating cash flow increased to $12.5 million, a $6.0 million, or 91%, increase over operating cash flow during the same prior year nine-month period. The increase reflected higher operating income and lower working capital growth during 2024 as compared to 2023. Capital expenditures during the nine-month period of 2024 included purchases of medical devices totaling $12.2 million, which was $3.7 million, or 43%, higher than the amount purchased during the same prior year period. Purchases of medical equipment were higher during 2024 compared to 2023 because a higher portion of the revenue growth in 2024 came from rental revenues that require capital equipment purchases.
As of September 30, 2024, available liquidity for the Company totaled $46.9 million and consisted of $46.5 million in available borrowing capacity under its revolving line of credit plus cash and cash equivalents of $0.4 million. Net debt, a non-GAAP measure (calculated as total debt of $28.0 million less cash and cash equivalents of $0.4 million) as of September 30, 2024 was $27.6 million representing a decrease of $1.3 million compared to net debt of $28.9 million as of December 31, 2023 (calculated as total debt of $29.1 million less cash and cash equivalents of $0.2 million). Our ratio of Adjusted EBITDA to net debt (non-GAAP) for the last four quarters was 1.15 to 1.00 (calculated as net debt of $27.6 million divided by Adjusted EBITDA of $24.0 million).
Full Year 2024 Guidance

InfuSystem is reaffirming its annual guidance for the full year 2024 with net revenue growth estimated to be in the high-single-digit range and forecasting Adjusted EBITDA margin (non-GAAP) to be in the high-teens, exceeding the Company's margin of 17.8% in 2023.

The full year 2024 guidance reflects management’s current expectation for operational performance, given the current market conditions. This includes our best estimate of revenue and Adjusted EBITDA. These estimates include expected expenses related to planned upgrades of the Company's information technology and business applications. The Company and its businesses are subject to certain risks, including those risk factors discussed in our most recent annual report on Form 10-K for the year ended December 31, 2023, filed on April 10, 2024.
Conference Call
The Company will conduct a conference call for all interested investors on Thursday, November 7, 2024, at 9:00 a.m. Eastern Time to discuss its third quarter 2024 financial results. The call will include discussion of Company developments, forward-looking statements and other material information about business and financial matters.

To participate in this call, please dial (833) 366-1127 or (412) 902-6773, or listen via a live webcast, which is available in the Investors section of the Company’s website at https://ir.infusystem.com/. A replay of the call will be available by visiting https://ir.infusystem.com/ for the next 90 days or by calling (877) 344-7529 or (412) 317-0088, replay access code 7261158, through November 14, 2024.

Non-GAAP Measures
This press release contains information prepared in conformity with GAAP as well as non-GAAP financial information. Non-GAAP financial measures presented in this press release include EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, net debt and Adjusted EBITDA to net debt ratio. The Company believes that the non-GAAP financial measures presented in this press release provide useful information to the Company’s management, investors and other interested parties about the Company’s operating performance because they allow them to understand and compare the Company’s operating results during the current periods to the prior year periods in a more consistent manner. This non-GAAP information should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP, and similarly titled non-GAAP measures may be calculated differently by other companies. The Company calculates those non-GAAP measures by adjusting for non-recurring or non-core items that are not part of the normal course of business. A reconciliation of those measures to the most directly comparable GAAP measures is provided in the accompanying schedule, titled "GAAP to Non-GAAP Reconciliation" below. Future period non-GAAP guidance includes adjustments for items not indicative of our core operations, which may include, without limitation, items included in the accompanying schedule below. Such adjustments may be affected by changes in ongoing assumptions and judgments, as well as non-core, nonrecurring, unusual or unanticipated changes, expenses or gains or other items that may not directly correlate to the underlying performance of our business operations. The exact amounts of these adjustments are not currently determinable but may be significant. It is therefore not practicable to provide the comparable GAAP measures or reconcile this non-GAAP guidance to the most comparable GAAP measures and, therefore, such comparable GAAP measures and reconciliations are excluded from this release in reliance upon applicable SEC staff guidance.
About InfuSystem Holdings, Inc.
InfuSystem Holdings, Inc. (NYSE American:INFU), is a leading national health care service provider, facilitating outpatient care for durable medical equipment manufacturers and health care providers. INFU services are provided under a two-platform model. The first platform is Patient Services, providing the last-mile solution for clinic-to-home healthcare where the continuing treatment involves complex durable medical equipment and services. The Patient Services segment is comprised of Oncology, Pain Management and Wound Therapy businesses. The second platform, Device Solutions, supports the Patient Services platform and leverages strong service orientation to win incremental business from its direct payer clients. The Device Solutions segment is comprised of direct payer rentals, pump and consumable sales, and biomedical services and repair. Headquartered in Rochester Hills, Michigan, the Company delivers local, field-based customer support and also operates Centers of Excellence in Michigan, Kansas, California, Massachusetts, Texas and Ontario, Canada.
Forward-Looking Statements
The financial results in this press release reflect preliminary results, which are not final until the Company’s quarterly report on Form 10-Q for the quarter year ended September 30, 2024 is filed. In addition, certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, such as statements relating to future actions, our share repurchase program and capital allocation strategy, business plans, strategic partnerships, growth initiatives, objectives and prospects, future operating or financial performance, guidance and expected new business relationships and the terms thereof (including estimated potential revenue under new or existing contracts). The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “goal,” “expect,” “strategy,” “future,” “likely,” variations of such words, and other similar expressions, as they relate to the Company, are intended to identify forward-looking statements. Forward-looking statements are subject to factors, risks and uncertainties that could cause actual results to differ materially, including, but not limited to, our ability to successfully execute on our growth initiatives and strategic partnerships, our ability to enter into definitive agreements for the new business relationships on expected terms or at all, our ability to generate estimated potential revenue amounts under new or existing contracts, the uncertain impact of disruptions caused by public health emergencies or extreme weather or other climate change-related events, our dependence on estimates of collectible revenue, potential litigation, changes in third-party reimbursement processes, changes in law, global financial conditions and recessionary risks, rising inflation and interest rates, supply chain disruptions, systemic pressures in the banking sector, including disruptions to credit markets, the Company's ability to remediate its previously disclosed material weaknesses in internal control over financial reporting, contributions from acquired businesses or new business lines, products or services and other risk factors disclosed in the Company’s most recent annual report on Form 10-K and, to the extent applicable, quarterly reports on Form 10-Q. Our strategic partnerships are subject to similar factors, risks and uncertainties. All forward-looking statements made in this press release speak only as of the date hereof. We do not undertake any obligation to update any forward-looking statements to reflect future events or circumstances, except as required by law.
Additional information about InfuSystem Holdings, Inc. is available at www.infusystem.com.

FINANCIAL TABLES FOLLOW
INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except share and per share data)	2024	2023	2024	2023

Net revenues	$35,320	$31,909	$101,013	$94,014
Cost of revenues	16,275	16,293	48,826	47,616
Gross profit	19,045	15,616	52,187	46,398

Selling, general and administrative expenses:
Amortization of intangibles	248	248	743	743
Selling and marketing	2,755	2,728	9,173	8,937
General and administrative	12,777	10,943	37,996	33,880

Total selling, general and administrative	15,780	13,919	47,912	43,560

Operating income	3,265	1,697	4,275	2,838
Other expense:
Interest expense	(476)	(563)	(1,416)	(1,667)
Other expense	(4)	(14)	(64)	(47)

Income before income taxes	2,785	1,120	2,795	1,124
Provision for income taxes	(978)	(431)	(1,383)	(324)
Net income	$1,807	$689	$1,412	$800
Net income per share:
Basic	$0.08	$0.03	$0.07	$0.04
Diluted	$0.08	$0.03	$0.07	$0.04
Weighted average shares outstanding:
Basic	21,290,512	21,095,404	21,271,858	20,968,711
Diluted	21,652,457	21,719,404	21,707,835	21,615,706

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
SEGMENT REPORTING
(UNAUDITED)

	Three Months Ended September 30,		Better/ (Worse)
(in thousands)	2024	2023

Net revenues:
Patient Services	$20,780	$19,289	$1,491
Device Solutions	16,532	14,218	2,314
Less: elimination of inter-segment revenues (a)	(1,992)	(1,598)	(394)
Total Device Solutions	14,540	12,620	1,920
Total	35,320	31,909	3,411
Gross profit:
Patient Services	13,710	11,837	1,873
Device Solutions	5,335	3,779	1,556
Total	$19,045	$15,616	$3,429
(a)Inter-segment allocations are for cleaning and repair services performed on medical equipment.

	Nine Months Ended September 30,		Better/ (Worse)
(in thousands)	2024	2023

Net revenues:
Patient Services	$59,617	$57,382	$2,235
Device Solutions	46,843	41,541	5,302
Less: elimination of inter-segment revenues (a)	(5,447)	(4,909)	(538)
Total Device Solutions	41,396	36,632	4,764
Total	101,013	94,014	6,999
Gross profit:
Patient Services	39,428	35,223	4,205
Device Solutions	12,759	11,175	1,584
Total	$52,187	$46,398	$5,789
(a)Inter-segment allocations are for cleaning and repair services performed on medical equipment.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
(UNAUDITED)
NET INCOME TO EBITDA, ADJUSTED EBITDA, NET INCOME MARGIN AND ADJUSTED EBITDA MARGIN:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2024	2023	2024	2023

GAAP net income	$1,807	$689	$1,412	$800
Adjustments:
Interest expense	476	563	1,416	1,667
Income tax provision	978	431	1,383	324
Depreciation	2,897	2,820	8,335	8,621
Amortization	248	248	743	743

Non-GAAP EBITDA	$6,406	$4,751	$13,289	$12,155

Stock compensation costs	1,221	1,063	3,276	2,799
Medical equipment reserve and disposals (1)	241	307	368	1,073
Management reorganization/transition costs	—	—	108	72
Cooperation Agreement payment and associated legal expenses	—	—	649	—
Certain other non-recurring costs	—	96	109	114

Non-GAAP Adjusted EBITDA	$7,868	$6,217	$17,799	$16,213

GAAP Net Revenues	$35,320	$31,909	$101,013	$94,014
Net Income Margin (2)	5.1%	2.2%	1.4%	0.9%
Non-GAAP Adjusted EBITDA Margin (3)	22.3%	19.5%	17.6%	17.2%
(1)Amounts represent a non-cash expense recorded to adjust the reserve for missing medical equipment and is being added back due to its similarity to depreciation.
(2)Net Income Margin is defined as GAAP Net Income as a percentage of GAAP Net Revenues.
(3)Non-GAAP Adjusted EBITDA Margin is defined as Non-GAAP Adjusted EBITDA as a percentage of GAAP Net Revenues.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	As of
(in thousands, except par value and share data)	September 30, 2024	December 31, 2023

ASSETS
Current assets:
Cash and cash equivalents	$380	$231
Accounts receivable, net	22,761	19,830
Inventories, net	6,700	6,402
Other current assets	3,772	4,157

Total current assets	33,613	30,620
Medical equipment for sale or rental	4,699	3,049
Medical equipment in rental service, net of accumulated depreciation	37,001	34,928
Property & equipment, net of accumulated depreciation	3,910	4,321
Goodwill	3,710	3,710
Intangible assets, net	6,704	7,446
Operating lease right of use assets	5,735	6,703
Deferred income taxes	7,815	9,115
Derivative financial instruments	1,107	1,442
Other assets	1,009	1,581

Total assets	$105,303	$102,915

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,908	$8,009
Other current liabilities	8,028	7,704

Total current liabilities	16,936	15,713
Long-term debt, net of current portion	27,975	29,101
Operating lease liabilities, net of current portion	4,879	5,799

Total liabilities	49,790	50,613

Stockholders’ equity:
Preferred stock, $0.0001 par value: authorized 1,000,000 shares; none issued	—	—
Common stock, $0.0001 par value: authorized 200,000,000 shares; 21,234,303 issued and outstanding as of September 30, 2024 and 21,196,851 issued and outstanding as of December 31, 2023	2	2
Additional paid-in capital	112,869	109,837
Accumulated other comprehensive income	836	1,088
Retained deficit	(58,194)	(58,625)

Total stockholders’ equity	55,513	52,302

Total liabilities and stockholders’ equity	$105,303	$102,915

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine Months Ended September 30,
(in thousands)	2024	2023

OPERATING ACTIVITIES
Net income	$1,412	$800
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	(141)	(122)
Depreciation	8,335	8,621
Loss on disposal of and reserve adjustments for medical equipment	678	1,278
Gain on sale of medical equipment	(1,863)	(1,990)
Amortization of intangible assets	743	743
Amortization of deferred debt issuance costs	58	99
Stock-based compensation	3,276	2,799
Deferred income taxes	1,383	325
Changes in assets - (increase)/decrease:
Accounts receivable	(1,348)	(1,035)
Inventories	(298)	(1,270)
Other current assets	385	(1,090)
Other assets	1,137	(2,304)
Changes in liabilities - (decrease)/increase:
Accounts payable and other liabilities	(1,229)	(289)
NET CASH PROVIDED BY OPERATING ACTIVITIES	12,528	6,565

INVESTING ACTIVITIES
Purchase of medical equipment	(12,162)	(8,503)
Purchase of property and equipment	(562)	(616)
Proceeds from sale of medical equipment, property and equipment	2,754	3,429
NET CASH USED IN INVESTING ACTIVITIES	(9,970)	(5,690)

FINANCING ACTIVITIES
Principal payments on long-term debt	(40,415)	(43,160)
Cash proceeds from long-term debt	39,231	42,788
Debt issuance costs	—	(229)
Common stock repurchased as part of share repurchase program	(981)	(153)
Common stock repurchased to satisfy statutory withholding on employee stock-based compensation plans	(625)	(1,157)
Cash proceeds from exercise of options and ESPP	381	1,032
NET CASH USED IN FINANCING ACTIVITIES	(2,409)	(879)

Net change in cash and cash equivalents	149	(4)
Cash and cash equivalents, beginning of period	231	165
Cash and cash equivalents, end of period	$380	$161